Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

Telephone: (212) 318-3000	Facsimile: (212) 318-3400
January 7, 2009
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
Ladies and Gentlemen:
     We refer to the Form S-1 Registration Statement (the “Registration Statement”) filed by Vion Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 15,900,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable by the Company as payments of interest on its 7.75% Convertible Senior Notes due 2012 (the “Notes”).
     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion, and upon the basis of such examination, advise you that in our opinion the Shares, when issued pursuant to authorization of the Board of Directors of the Company and in accordance with the terms of the Notes and their related indenture, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.